NEWS RELEASE
April 21, 2005

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 552 Kankakee, IL 60901-0003	Fax:	(815) 937-4440 (815) 937-3674

For more information contact:
James M. Lindstrom
Chief Financial Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER EARNINGS AND COMPLETION OF ILLINOIS
COMMUNITY BANK ACQUISITION

Kankakee, Illinois.....(April 21, 2005) Centrue Financial Corporation (Nasdaq:TRUE) today announced net income of $1.2 million ($0.52 per diluted share) for the first quarter of 2005 compared to net income of $845,000 ($0.33 per diluted share) for the comparable 2004 period. The Company also announced that on April 8, 2005, it completed the acquisition of Illinois Community Bancorp, Inc. headquartered in Effingham, Illinois.

“We are pleased to report our earnings for the first quarter of 2005, a significant improvement over the same period in 2004,” said Thomas A. Daiber, Chief Executive Officer of the Company. He stated, “We continue to emphasize commercial loan and deposit growth. During the quarter, our commercial loan portfolio grew by 4.2%, and sweep accounts increased by over 50%. The improved deposit mix, along with our increased commercial loans, has contributed to our net interest margin improvement. We are also very pleased to welcome Illinois Community Bank to the Centrue family and believe that the acquisition will allow us to increase our market share between our Champaign and metro St. Louis regions,” said Mr. Daiber.

“We will complete one of our strategic operational goals in the second quarter with our data processing conversion to Jack Henry, a leading bank data processor in the US,” said James Lindstrom, Chief Financial Officer of the Company. He continued, “We also recently hired several key mortgage and commercial employees, including a mortgage team in the Champaign region. This hiring activity contributed to our efficiency ratio of 70.5%.”

First Quarter Results

For the first quarter of 2005, the Company reported net income of $1.2 million ($0.52 per diluted share) compared to net income of $845,000 ($0.33 per diluted share) in the first quarter of 2004, an increase of $392,000 (46.4%). The increase was primarily due to an increase in net interest income of $112,000 (2.4%) and non-interest income of $316,000 (25.3%), partially offset by an increase in income tax expense of $120,000 (32.6%).

Net interest income increased to $4.7 million, or $112,000 (2.4%) more than in 2004. The increase was due to an increase in interest income of $44,000 and a decrease in interest expense of $68,000. Net interest margin increased to 3.56% compared to 3.32% for the comparable 2004 period. The increase in the net interest margin was primarily a result of the Company’s effort to replace lower earning assets, such as federal funds sold, with higher yielding tax-advantaged investments and commercial loans as well as a disciplined strategy to improve our deposit mix.

Noninterest income of $1.6 million increased by $316,000, or 25.3%, from the comparable 2004 period. The increase in noninterest income was primarily due to an increase in fee income and an increase in gain on sale of securities. Fee income was $1.1 million, or $208,000 (23.3%) higher than in 2004. The increase in fee income was primarily due to the overdraft protection program that was implemented during the third quarter of 2004. The $183,000 gain on sale of securities was part of our asset liability management.

Total noninterest expenses were $4.3 million for both 2005 and 2004. There were no significant changes in any of the major noninterest expenses categories. Several cost control initiatives were instituted in late 2003 and early 2004 which have helped us control our costs and maintain our level of noninterest expenses.

Income tax expense was $488,000, or $120,000 (32.6%), higher than in 2004. The effective income tax rate decreased to 28.3% from 30.3%. The decrease in the effective rate was primarily due to an increase in tax-exempt income from municipal securities.

The annualized return on stockholders’ equity for the quarter was 11.47% compared to 7.38% for the comparable 2004 period. The increase in the return on stockholders’ equity was a result of higher net income as well as a decrease in average stockholders’ equity from $46.1 million in the first quarter of 2004 to $43.7 million in the first quarter of 2005. The decrease in average stockholders’ equity was due to stock repurchases by the Company during 2004 and 2005. The annualized return on assets was 0.83% compared to 0.56% for the first quarter of 2004. The increase in the return on assets was primarily due to higher net income.

Financial Condition at March 31, 2005

The Company’s total assets were $607.1 million, a decrease of $4.8 million (0.8%), from $611.9 million at December 31, 2004. Cash and cash equivalents increased $1.5 million (11.3%), premises and equipment increased $889,000 (4.9%) and other assets increased $731,000 (25.2%). These increases were partially offset by a decrease in investment securities of $7.3 million (5.9%) and a decrease in net loans, including loans held for sale of $824,000 (0.2%). Customer repurchase agreements increased $4.6 million (53.8%) to $13.2 million, borrowings increased $19.9 million (48.4%) to $61.0 million, and deposits decreased $29.9 million (6.0%) to $465.8 million.

Total loans decreased slightly during the quarter due to normal payment and refinancing activity of mortgage loans. The $7.2 million mortgage loan decrease was offset by commercial loans which grew $8.2 million, or 4.2%, during the quarter. Investment securities decreased due to short-term funding and liquidity needs. Customer repurchase agreements represent overnight sweep accounts that customers utilize for short term investments. These accounts are volatile, and the balances are dependent on the cash needs of our customers. The increase between the balance at December 31, 2004 and March 31, 2005 was a result of both new customers to the program and higher balances from existing customers. The increase in borrowings was primarily due to a decrease in deposits and short-term funding needs. The decrease in deposits was primarily due to a $26.7 million reduction in certificates of deposit partially offset by an increase in DDA accounts of $4.7 million.

Stockholders’ equity totaled $43.3 million, reflecting an increase of $136,000 (0.3%) compared to December 31, 2004. The increase in stockholders’ equity was primarily due to net income, partially offset by a decrease in accumulated other comprehensive income of $1.0 million. There were 2,377,501 shares of common stock outstanding at March 31, 2005, compared to 2,380,666 shares of common stock outstanding at December 31, 2004. Equity per share of common stock increased by $0.08 to $18.22 at March 31, 2005 from $18.14 at December 31, 2004. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Nonperforming loans remained constant at $7.0 million at the end of 2004 and at March 31, 2005. Included in this amount was one nonperforming loan of $1.0 million that was paid in full on April 1, 2005. During the quarter, the Company entered into a contract to sell its primary foreclosed asset which had a book value of $2.9 million at March 31, 2005. The contract allows the Bank to sell the property and receive net proceeds approximately equal to its carrying value and redeploy these funds into earning assets. The sale is expected to close in the third quarter. The allowance for loan losses to total loans increased to 1.37% at March 31, 2005, from 1.29% at December 31, 2004.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates nineteen branches in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of $607 million and 172 employees on a full time equivalent basis. Illinois Community Bank, which was acquired on April 8, 2005 and is headquartered in Effingham, Illinois, has total assets of $29.9 million. Illinois Community Bank is scheduled to be merged into Centrue Bank during the third quarter.

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Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31
	2005	2004
Total interest income	$7,409	$7,365
Total interest expense	2,724	2,792

Net interest income	4,685	4,573
Provision for loan losses	250	300

Net interest income after provision for loan losses	4,435	4,273
Noninterest income:
Fee income	1,099	892
Net gain (loss) on sale of securities	183	89
Net gain on sale of real estate held for sale	1	(7)
Net gain on sale of loans	131	106
Other	151	169

Total noninterest income	1,565	1,249

Noninterest expense:
Compensation and benefits	2,287	2,263
Occupancy, net	387	394
Furniture and equipment	329	335
Legal and professional fees	142	236
Other	1,130	1,081

Total noninterest expense	4,275	4,309

Income before income taxes	1,725	1,213
Income tax expense	488	368

Net income	$1,237	$845

Other comprehensive income (loss):
Change in unrealized gains on available for sale securities, net of related income taxes	(899)	313
Less: reclassification adjustment for gains included in net income net of related income taxes	131	59

Other comprehensive income (loss)	(1,030)	254

Comprehensive income	$207	$1,099

Basic earnings per share	$0.52	$0.33
Diluted earnings per share	$0.52	$0.33
Dividends per share	$—	$0.075
Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.56%	3.32%
Return on assets (ratio of net income to average total assets)	0.83%	0.56%
Return on equity (ratio of net income to average equity)	11.47%	7.38%

(Unaudited)

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	March 31	December 31
	2005	2004
	(dollars in thousands)
Selected Financial Condition Data:
Total assets	$607,117	$611,853
Net loans, including loans held for sale	418,555	419,379
Allowance for loan losses	5,840	5,475
Investment securities — available-for-sale	117,459	124,763
Deposits	465,840	495,777
Customer Repurchase Agreements	13,174	8,563
Borrowings	60,990	41,098
Trust preferred securities	20,000	20,000
Accumulated other comprehensive income (loss)	(1,003)	27
Stockholders’ equity	43,312	43,176
Shares outstanding	2,377,501	2,380,666
Stockholders’ equity per share	$18.22	$18.14
Selected asset quality ratios:
Allowance for loan losses to total loans	1.37%	1.29%
Non-performing assets to total assets	1.67%	1.64%
Allowance for loan losses to non-performing loans	83.87%	78.31%
Classified assets to total assets	2.98%	3.16%
Allowance for loan losses to classified assets	32.25%	28.22%
Non-performing asset analysis:
Non-accrual loans	$5,932	$6,769
Loans past due 90 days and accruing	1,031	222
Real estate owned and repossessed assets	3,156	3,002
Troubled debt restructurings	41	42

Total	$10,160	$10,035

Net (recoveries) charge-offs for quarter	$(114)	$1,512